Exhibit 99.1

Soligenix Announces Expansion of Partnership with Sigma-Tau Pharmaceuticals for orBec® in Europe

Soligenix to Receive up to $16 Million, including Upfront Payment of $5 Million along with 40% Royalty on Net Sales in Europe

Princeton, NJ – July 28, 2011 – Soligenix, Inc. (Soligenix or the Company) (OTC BB: SNGX), a late-stage biopharmaceutical company, announces the expansion and amendment of its North American licensing partnership with Sigma-Tau Pharmaceuticals, Inc. (Sigma-Tau) for the development and commercialization of orBec® (oral beclomethasone dipropionate or Oral BDP) into the European territory.

As part of the amended agreement, Sigma-Tau has made a $5 million upfront payment to Soligenix.  In addition, Sigma-Tau will make additional payments to Soligenix totaling $11 million, subject to the achievement of certain milestones.  The first milestone, a $2 million payment, will be made upon the successful completion of the confirmatory Phase 3 clinical trial of orBec® for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD). Sigma-Tau will also pay Soligenix a 40% royalty on net sales pursuant to which Soligenix will supply the drug product while maintaining worldwide manufacturing rights. All commercialization expense in the European territory, including launch activities, will be borne by Sigma-Tau.

Ugo DiFrancecso, Chief Executive Officer of the Sigma-Tau Group which is headquartered in Rome, Italy, commented, “We are pleased to expand our partnership with Soligenix around orBec®. We remain optimistic about a near-term approval in the European market and the opportunity to bring our considerable expertise in the distribution of rare disease medicines to ensure that all GI GVHD patients throughout Europe will be able to access this important medicine.”

“We expect the expanded Sigma-Tau collaboration will help us realize the full potential of orBec® and oral BDP in the treatment of GI GVHD and other inflammatory GI diseases,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix. “We now have an experienced commercialization partner in the second major world market and we are pleased with the robust royalty rates that we have garnered through this strong business relationship.  There will also be significant economies of scale that we will realize through having one partner in both major territories.  This partnership will provide for the launch and commercialization of orBec® in North America and Europe, without any further related expense to Soligenix or its shareholders.  It also provides us with the potential for ongoing development funding across multiple indications for orBec® and oral BDP.”

About orBec®

orBec®, oral beclomethasone dipropionate (oral BDP), is currently the subject of a confirmatory Phase 3 clinical trial in the treatment of acute GI GVHD. This Phase 3 trial, also referred to as the SUPPORTS protocol (Sparing Unnecessary Prednisone Phase 3 orBec® Randomized Treatment Study), will enroll an estimated 166 patients to confirm the clinically meaningful endpoints observed in previous Phase 2 and Phase 3 clinical studies. The primary endpoint is the treatment failure rate at Study Day 80. This endpoint was successfully measured as a secondary endpoint (p-value 0.005) in the Company’s previous Phase 3 study as a key measure of durability following a 50-day course of treatment with orBec® (i.e., 30 days following cessation of treatment). The SUPPORTS trial is being conducted at major transplant centers throughout the US, Europe, and Australia and is expected to complete in the second half of 2011.  The trial is the subject of a Special Protocol Assessment (SPA) agreement that the Company reached with the US Food and Drug Administration (FDA).

orBec® was the subject of two prior randomized, double-blind, placebo-controlled clinical trials in acute GI GVHD. The first study was a 60-patient Phase 2 single-center clinical trial conducted at the Fred Hutchinson Cancer Research Center, which demonstrated statistical significance in its primary endpoint of controlling GI GVHD (p-value 0.02). The second study was a 129-patient pivotal Phase 3 multi-center clinical trial conducted at 16 leading bone marrow/stem cell transplant centers in the US and France. Although orBec® did not achieve statistical significance in the primary endpoint of its pivotal trial, namely median time-to-treatment failure through Day 50 (p-value 0.1177), orBec® did achieve statistical significance in other key secondary endpoints such as the proportion of patients free of GVHD at Day 50 (p-value 0.05) and Day 80 (p-value 0.005) and the median time to treatment failure through Day 80 (p-value 0.0226), as well as a 66% reduction in mortality among patients randomized to orBec® at 200 days post-transplant with only 5 patient (8%) deaths in the orBec® group compared to 16 patient (24%) deaths in the placebo group (p-value 0.0139).  At one year post-randomization in the Phase 3 trial, 18 patients (29%) in the orBec® group and 28 patients (42%) in the placebo group died within one year of randomization (46% reduction in mortality, p-value 0.04).

orBec® represents a first-of-its-kind oral, locally acting therapy tailored to treat the GI manifestation of acute GVHD, the organ system where GVHD is most frequently encountered and highly problematic.  orBec® is intended to reduce the need for systemic immunosuppressive drugs to treat GI GVHD.  orBec® is formulated for oral administration in GVHD patients as a single product consisting of two tablets; one tablet is intended to release BDP in the proximal portions of the GI tract, and the other tablet is intended to release BDP in the distal portions of the GI tract.  Oral BDP may also have application in treating other GI disorders characterized by severe inflammation.

In addition to issued patents and pending worldwide patent applications, orBec® benefits from orphan drug designations in the US and in Europe for the treatment of GI GVHD, as well as an orphan drug designation in the US for the prevention of acute GVHD and the treatment of chronic GI GVHD.  Orphan drug designations provide for 7 and 10 years of market exclusivity upon approval in the US and Europe, respectively.  orBec® has also received Fast Track designation from the FDA for the treatment of GI GVHD.

About GVHD

GVHD is a painful, debilitating and sometimes fatal disease.  It is a common disorder among immunocompromised cancer patients after receiving allogeneic stem cell or bone marrow transplants.  Unlike organ transplants where the patient’s body may reject the organ, in GVHD it is the donor cells that begin to attack the patient’s body – most frequently the gut, liver and skin.  Patients with mild-to-moderate GI GVHD typically develop symptoms of anorexia, nausea, vomiting and diarrhea.  If left untreated, GI GVHD can progress to ulcerations in the lining of the GI tract, and in its most severe form, can be fatal.

Systemic immunosuppressive agents such as prednisone, which are the current standard treatments for GVHD, are associated with high mortality rates due to infection and debility.  Further, these drugs have not been approved for treating GVHD in the US or European Union, but rather are used off-label for this indication.

About the Sigma-Tau Group

The Sigma-Tau Group is a leading international pharmaceutical group with wholly Italian-owned capital that invests in the research, development and marketing of innovative and effective treatments to improve patient well-being and quality of life. Sigma-Tau was founded in Italy in 1957 and achieved global revenues of € 673 million in 2010.  Sigma-Tau Group has headquarters in Pomezia (Rome, Italy), and subsidiaries in France, Switzerland, the Netherlands, Belgium, Portugal, Germany, UK, India, US and Spain, these latter two with a production plant. It has over 2400 employees and an extensive network of licensees worldwide.

Sigma-Tau invests on average 16% of its revenues in R&D, and employs approximately 400 researchers currently working on its significant discovery pipeline, studying, through clinical and pre-clinical trials, 26 different molecules, mostly (11) new and original, and 18 owned by the Sigma-Tau Group. Therapeutic areas in which the company's research and development are focused include rare and neglected diseases, oncology, immunology and biotech. For more information about the Sigma-Tau Group visit: www.sigma-tau.it.

About Sigma-Tau Pharmaceuticals, Inc.

Sigma-Tau Pharmaceuticals, Inc. based in Gaithersburg, Maryland, is a wholly-owned subsidiary of the Sigma-Tau Group, and is dedicated solely to the global development and commercialization of medicines for patients with rare diseases. Since 1989, the Company’s products have been focused on rare diseases, including kidney disease, certain genetic disorders and cancers. With more than 7,000 identified rare diseases that affect approximately 25 million patients in the Unites States, Sigma-Tau places its considerable scientific resources behind the development and commercialization of compounds that benefit the few. The Company has a substantial development program focused on transplant, cancer, inherited genetic disorders, malaria, and other areas of unmet medical need. For more information about the company, visit www.sigmatau.com.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally acting corticosteroid being developed for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. orBec® is currently the subject of a $1.2 million FDA Orphan Products Grant-supported confirmatory Phase 3 clinical trial for the treatment of acute GI GVHD. Soligenix is also conducting a National Cancer Institute (NCI)-supported Phase 1/2 clinical trial of SGX201 in the prevention of acute radiation enteritis. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. RiVax™ is currently the subject of a $9.4 million NIAID grant supporting development of new heat stable vaccines.  Soligenix is also developing SGX202 for the treatment of radiation injury and has recently released positive preliminary preclinical results in a canine gastrointestinal acute radiation syndrome model.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, SGX201, RiVax™, and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540